Exhibit 10.2

August 4, 2016

Natalie Sacks, M.D.

2537 15th Street

San Francisco, CA 94114

Subject:  Offer of Employment

Dear Natalie,

Aduro Biotech, Inc. (“Aduro” or the “Company”) is pleased to extend an offer of employment to you for the exempt position of Chief Medical Officer on the following terms. Your start date will be Wednesday, August 31, 2016.

You will report to Stephen T. Isaacs, Chairman & Chief Executive Officer and you will work at our facility located at 740 Heinz Avenue, Berkeley, CA 94710.  Subject to the terms of your severance agreement, the Company may change your position, duties, and work location from time to time at its discretion.

Your salary will be $17,292.00 per pay period ($415,000.00, on an annualized basis), less payroll deductions and withholdings, payable semi-monthly on the 15th and last day of each month. Aduro is also prepared to offer you a $100,000.00 signing bonus to expedite your on-boarding. You must remain employed by the Company for one year to earn this signing bonus.  Therefore, if your employment ends for any reason within one year after your start date, you will be required to repay the signing bonus in full (the after tax value).

You will also be eligible for an annual discretionary bonus of up to 40% of your base salary.  Whether you earn or receive a bonus for any given year, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the Company’s and your performance and achievement of objectives to be determined by the Company.  If the Company approves payment of a bonus for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the following year based on the prior year’s performance.  To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus.  If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Company’s 2015 Equity Incentive Plan (the “Plan”), the Company will grant you an option to purchase 250,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant.  The Option will be an incentive stock option to the maximum extent permitted by applicable tax law and will be subject to the terms and conditions of the Plan and your grant  agreement.  Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.    In addition,

ADURO BIOTECH, INC. 626 Bancroft Way, 3C, Berkeley, CA 94710-2224
116591625 v2	PHONE 510 848 4400	www.aduro.com

subject to approval of the Board, you will be awarded 50,000 restricted stock units (“RSUs”) subject to the terms and conditions of the Plan and your RSU award agreement.

As a full time employee of the Company, you will be eligible to participate in the benefits available to full-time Aduro employees, including participation in the Company’s 401(k) plan, employee stock purchase plan, Aduro medical/dental programs, life insurance, long-term disability, and vacation accrual, all in accordance with Company policy and the applicable plan documents.

As a Company employee, you will be expected to acknowledge in writing and abide by Company rules and policies, as implemented from time to time, including but not limited to the Company’s insider trading policy.  As a condition of employment, you must sign and comply with the Employee Agreement and the Proprietary Inventions and Disclosure Agreement (the “Confidentiality Agreement”), which prohibits the unauthorized use or disclosure of Company proprietary information, among other obligations.

Your employment with the Company will be “at-will.”  Nothing contained in this offer letter or any other communication by a management representative is intended to create a contract of continued employment or the providing of benefits.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company (other than you, if you are an officer).  In addition, please understand that changes in compensation, benefits or other working conditions may occur during your employment and that such changes will not affect your “at-will” employment status.

This offer is contingent upon the successful completion of reference and background checks.

Additionally, in compliance with federal laws contained in the Immigration Reform and Control Act of 1986, all offers of employment are contingent upon an applicant’s ability to satisfy federal requirements regarding proof of identity and the lawful right to be employed in the United States.  Please be sure to bring with you this I-9 identification (e.g. driver’s license and Social Security card or passport) on your first day of employment.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and that commencement of your employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You

ADURO BIOTECH, INC. 626 Bancroft Way, 3C, Berkeley, CA 94710-2224
116591625 v2	PHONE 510 848 4400	www.aduro.com

will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

This letter, together with your Confidentiality Agreement form the complete and exclusive statement of your employment agreement with the Company. We acknowledge that we are still negotiating with you your severance arrangements and hope to execute that document after further discussions including with Aduro’s Compensation Committee. When that agreement is final and executed by the parties, the terms shall be deemed incorporated herein.

It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

We look forward to a mutually beneficial relationship and believe that working with our Company will be both personally and professionally rewarding for you. It is our sincere hope that you will join us. We look forward to welcoming you to Aduro.

Please sign and date below by Friday, August 5, 2016 if you wish to accept employment at the Company under the terms described above.

Please do not hesitate to contact me if you have questions about this offer or about Aduro Biotech.

Best Regards,

/s/ Stephen Isaacs

Stephen Isaacs

Chairman & Chief Executive Officer

I hereby accept the terms of employment as stated above.

/s/ Natalie Sacks	25 Aug 2016

Natalie Sacks	Date

ADURO BIOTECH, INC. 626 Bancroft Way, 3C, Berkeley, CA 94710-2224
116591625 v2	PHONE 510 848 4400	www.aduro.com